Exhibit 3.1

Certificate of Amendment

to the

Amended and Restated

Certificate of Incorporation

of

Carbon Natural Gas Company

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

A new paragraph immediately following existing Section 4.1 of Article 4 of the Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company is hereby added to Section 4.1 and shall read as follows:

“Upon the filing and effectiveness of this Certificate of Amendment (the “Effective Time”), the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time and the shares of Common Stock of the Corporation issued and held in the treasury of the Corporation, if any, immediately prior to the Effective Time are reclassified into a lesser number of shares such that each TWENTY (20) shares of such Common Stock are reclassified into ONE (1) share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split; any fractional shares which result from the Reverse Stock Split will be rounded up to the next whole share.”

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, does hereby make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of February, 2017. This Certificate of Amendment shall become effective March 15, 2017.

/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Secretary and Treasurer